Exhibit 4.4

SUPPLEMENT NO. 2 TO STOCK PURCHASE AGREEMENT
AMONG
FINGERHUT DIRECT MARKETING, INC.
AND
THE SUPPLEMENTAL PURCHASERS NAMED ON
THE SUPPLEMENTAL SCHEDULE I HERETO
Dated as of November 1, 2004

SUPPLEMENT NO.2 TO STOCK PURCHASE AGREEMENT
          This SUPPLEMENT NO.2 TO STOCK PURCHASE AGREEMENT (this “Supplement”) is made and entered into this 1st day of November, 2004 (the “Purchase Date”)by and among Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), Bain Capital Venture Fund, L.P., a Delaware limited partnership (“Bain Capital”), certain entities related to Bain Capital listed on Supplemental Schedule I attached hereto, Battery Ventures VI, L.P., a Delaware limited partnership (“Battery Ventures”), certain Affiliates of Battery Ventures listed on Supplemental Schedule I, Petters Company, Inc., a Minnesota corporation (“PCI”), CIGPF I. Corp. (the “WarrantInvestor” or the “Additional Purchaser” in its capacity as a holder of a Warrant or as a purchaser hereunder, and not its capacity as a lender) and the other purchasers listed on the Supplemental Schedule I (each such purchaser is referred to herein as a “Supplemental Purchaser,” and such purchasers collectively are referred to herein as the “Supplemental Purchasers”).
          This Supplement supplements and amends that certain Stock Purchase Agreement dated as of February 24, 2004 as supplemented and amended by Supplement No. 1 thereto dated as of October 27, 2004, (the “Purchase Agreement”) by and among the persons and entities named on Schedule I thereto (the “Existing Purchasers”), which Existing Purchasers include, but are not limited to, the Supplemental Purchasers other than the Additional Purchaser. The Existing Purchasers and the Supplemental Purchasers are collectively referred to as the “Purchasers.” Terms not defined in this Supplement have the meaning given them in the Purchase Agreement.
WITNESSETH
          WHEREAS, the Company previously sold and issued an aggregate of 597,469,749 shares of Series A Preferred Stock pursuant to the Purchase Agreement;
          WHEREAS, the Company desires to sell and issue to the Supplemental Purchasers listed on Supplemental Schedule I attached hereto 126,058,415 shares of Series A Convertible Preferred Stock;
          WHEREAS, the Company desires to supplement and amend the Purchase Agreement to, among other things, reflect the aggregate number of shares of Series A Preferred Stock it desires to sell and issue; and
          WHEREAS, Section 11.1 of the Purchase Agreement provides that the Purchase Agreement may be amended by a written instrument signed by the Company and holders of 75% of the shares of Series A Preferred Stock then outstanding;

          WHEREAS, the Supplemental Purchasers hold more than 75% of the shares of Series A Preferred Stock currently outstanding;
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:
     1. Authorization of Additional Securities. The Company has authorized the issuance and sale to the Supplemental Purchasers of up to an additional 126,058,415 shares of its Series A Convertible Preferred Stock, par value $.00001 per share (the “Series A Preferred Stock”), which are convertible into shares of the Company’s common stock, par value $.00001 per share (the “Common Stock”). For purposes of their Supplement, the term “Securities” shall include the shares of Series A Preferred Stock sold hereunder, as well as the shares of Common Stock into which such Series A Preferred Stock is convertible (the “Conversion Shares”).
     2. Sale and Purchase; Supplemental Closing.
          2.1. Purchase and Sale. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to the Supplemental Purchasers, and each Supplemental Purchaser agrees, severally and not jointly, to purchase from the Company, at the Supplemental Closing (as defined below), the number of shares of Series A Preferred Stock set forth in the column “Shares Purchased” opposite such Supplemental Purchaser’s name on Supplemental Schedule I, for a purchase price per share of $0.10511 (the “Purchase Price”), payable in cash.
          2.2. Supplemental Closing; Payment of Purchase Price. The supplemental closing (the “Supplemental Closing”) with respect to the transaction contemplated in Section 2.1 hereof shall take place at the offices of the Company at 10:00 a.m. on November 1, 2004, or at such other time and place as the Company and Supplemental Purchasers may agree (the “Supplemental Closing Date”). At the Supplemental Closing, the Company shall deliver to each Supplemental Purchaser a certificate representing. the Series A Preferred Stock which such Supplemental Purchaser is purchasing at the Supplemental Closing, registered in the name of such Supplemental Purchaser, against delivery to the Company by such Supplemental Purchaser of a wire transfer in the amount of the Purchase Price therefor.
     3. Other Transactional Documents.
          3.1. Investor Rights Agreement. With respect to that certain Investor Rights Agreement dated as of February 24, 2004 among the Company, the Supplemental Purchasers and the other parties identified therein (the “Investor Rights Agreement”), the parties hereto acknowledge and agree that:
          (a) The Series A Preferred Stock issued and sold hereunder shall be deemed to be “Series A Preferred Stock,” and the Conversion Shares shall also be “Registrable Securities,” each with the meaning of the Investor Rights Agreement.
          (b) The New Warrants (as defined below) each shall be deemed a

“Warrant” for purposes of the Investor Rights Agreement.
          (c) Upon consummation of the repurchase of all of Deikel’s shares of Series A Convertible Preferred Stock pursuant to the Repurchase Agreement (as defined below), Deikel shall no longer have any rights or obligations under the Investor Rights Agreement.
          3.2. Stockholders Agreement. With respect to that certain Stockholders Agreement dated as of February 24, 2004 among the Company, the Supplemental Purchasers and the other parties identified therein (the “Stockholders Agreement”), the Supplemental Purchasers, including the Warrant Investor, holding more than 75% of the currently outstanding shares of Series A Preferred Stock, hereby:
          (a) Designate the Securities as Excluded Securities within the meaning of Section 3.6 of the Stockholders Agreement pursuant to Section 3.6(g) thereof, and agree and acknowledge that, as a result, the Investors’ Purchase Rights (as defined in Section 3.1 of the Stockholders Agreement) shall not apply to the issuance of the Securities, and the parties hereto acknowledge and agree that the Series A Preferred Stock issued and sold hereunder shall also be “Series A Preferred Stock,” and the Securities shall also be “Shares,” each with the meaning of the Stockholders Agreement.
          (b) Acknowledge and agree that with respect to 17,672,414 shares of Common Stock of the Company currently held by FAC Acquisition, LLC, such shares of Common Stock may be transferred to Theodore Deikel (“Deikel”) and then by him to Nicole Needham-Faidi, a step-daughter of Deikel, each as a Permitted Transferee within the meaning of the Stockholder Agreement (subject to her agreement in writing to be bound by the Stockholders Agreement).
          (c) Consent to the consummation of the transactions contemplated by the Repurchase Agreement dated as of October 25, 2004 between the Company and Deikel (the “Repurchase Agreement”).
          (d) Upon consummation of the repurchase of all of Deikel’s shares of Series A Convertible Preferred Stock pursuant to the Repurchase Agreement, Deikel shall no longer have any rights or obligations under the Stockholder Agreement, and shall no longer be deemed a party thereto.
          (e) Consent to the issuance of a warrant to the Warrant Investor in accordance with the terms of a Letter Agreement dated as of October 27, 2004 among the Company, the Warrant Investor and certain of the Supplemental Investors and to the issuance of a Common Stock Purchase Warrant to Epsilon Global Equities Limited for 203,052 shares of Common Stock (the “New Warrants”), and agree and acknowledge that the Investors’ Purchase Rights (as defined in Section 3.1 of the Stockholders Agreement) shall not apply to the issuance of the New Warrants or the Common Stock issuable upon exercise thereof. The parties hereto further consent and agree to the issuance of the New Warrants.

          3.3. Representations and Warranties of the Supplemental Purchasers Register of Securities; Restrictions on Transfer. Each Supplemental Purchaser, severally as to itself and not jointly, represents and warrants to the Company as of the Supplemental Closing that the representations and warranties in Section 4 of the. Purchase Agreement are true and correct in respect of such Purchaser as of the date hereof.
     4. Representations and Warranties by the Company. The Company represents and warrants to each Supplemental Purchaser as of the Supplemental Closing that the representations and warranties of the Company in Section 4 of the Purchase Agreement, as supplemented and amended by this Section 4 of this Supplement, are true and correct as of the date hereof, except as set forth on the Disclosure Schedules attached to the Purchase. Agreement and the Supplemental Disclosure Schedule attached hereto. To the extent that the following Sections of this Section 4 of this Supplement expressly provide that certain matters, facts or circumstances need not be disclosed in the Supplemental Disclosure Schedule, the existence of such matters, facts or circumstances which do not need to be disclosed shall not be deemed to be a breach of any of the representations and warranties in Section 4 of the Purchase Agreement, as supplemented and amended hereby. Solely for purposes of the Supplemental Closing, the representations and warranties of the Company in Section 4 of the Purchase Agreement are supplemented and amended by this Supplement as follows:
          4.1. Material Contracts. With reference to Section 5.9 of the Purchase Agreement, the Supplemental Disclosure Schedule need not identify any Material Contracts which have been entered into by the Company or a Subsidiary since February 24, 2004, (i) which have been approved by the Board of Directors, or (ii) which, by their terms involve, or would reasonably be expected to involve, aggregate payments by or to the Company or any Subsidiary of less than $1,000,000 (a Material Contract that meets the requirements of such clauses (i) and (ii), a “Substantial Contract”).
          4.2. Absence of Certain Changes; Financial Statements. With reference to Section 5.13 of the Purchase Agreement, the “Balance Sheet Date” shall be August 31, 2004 and the “Financial Statements” shall refer to the Company’s financial statements as of such date. With reference to Section 5.13(b)(3), the Supplemental Disclosure Schedule need identify only Substantial Contracts entered into by the Company since February 24, 2004. With reference to Section 5.13(b)(4), the Supplemental Disclosure Schedule need not identify any matter, fact or circumstance referenced in Section 5.13(b)(4) that has been approved by the Board of Directors.
          4.3. No Undisclosed Material Liabilities. With reference to Section 5.14(c) of the Purchase Agreement, the Supplemental Disclosure Schedule need not identify any liability referenced in Section 5.14(c)(i) which has been approved by the Board of Directors, or (ii) which involves, or would reasonably be expected to involve, aggregate payments by the Company or any Subsidiary of less than $1,000,000.
          4.4. Absence of Changes. With reference to Section 5.26 of the Purchase Agreement, the date referenced in the introductory sentence shall be changed from October 31, 2003 to August 31, 2004. With reference to Section 5.26(1), effects resulting from a delay in consummating the transactions contemplated hereby shall not be deemed a “Material Adverse

Effect” and the Supplemental Disclosure Schedule need not identify any such effect. Further, the representations and warranties made in Section 5.26(2) to (10) are made only to the knowledge of the Chief Executive Officer and General Counsel, and the Supplemental Disclosure Schedule need not identify any matter, fact or circumstance otherwise referenced therein which is not known to them.
          4.5. Late Payments. With reference to Sections 5.8, 5.9, 5,13 and 5.26 of the Purchase Agreement, to the extent that the failure to pay amounts owing to third parties when due (a “Late Payment”) would otherwise constitute a breach of the representations or warranties made therein, the Supplemental Disclosure Schedule need disclose such Late Payments only to the extent (i) such Late Payments are owed to any senior financial institution lender by the Company, (ii) are in excess of $1,000,000 owed to any one party, or (iii) are in the aggregate in excess of $2,000,0000 (in which case the Supplemental Disclosure Schedule need identify only the aggregate amount thereof).
     5. Conditions of Parties’ Obligations.
          5.1. Conditions of the Supplemental Purchasers’ Obligations. The obligations of each of the Supplemental Purchasers under this Supplement are subject to the fulfillment prior to or on the Supplemental Closing Date of all of the following conditions, any of which may be waived in whole or in part by such Supplemental Purchaser.
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Supplemental Closing Date with the same effect as though such representations and warranties had been made on and as of the Supplemental Closing Date.
          (b) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or before the Supplemental Closing.
          (c) Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement , including without limitation the offer and sale of the Securities.
          (d) Consents and Waivers The Company shall have obtained all consents or waivers necessary to execute and perform its obligations under this Agreement, to issue the Series A Preferred Stock and the Conversion Shares, and to carry out the transactions contemplated hereby. All corporate and other action and governmental filings necessary to effectuate the terms of the Amended Charter, this Agreement, the Series A Preferred Stock and the Conversion Shares, and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

          (e) Satisfaction of Obligations. Each of the other Supplemental Purchasers shall have simultaneously complied with their obligations under Section 2 hereof.
          (f) Supporting Documents. The Purchasers at the Supplemental Closing shall have received the following:
     (1) an opinion or opinions from counsel to the Company dated as of the Supplemental Closing Date;
     (2) Copies of resolutions of the Board of Directors of the Company, certified by the Secretary of the Company, authorizing and approving the filing of the Amended Charter, the execution, delivery and performance of this Agreement and all other documents and instruments to be delivered pursuant hereto and thereto;
     (3) Copies of resolutions of the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the filing of the Amended Charter and the transactions contemplated hereby; and
     (4) A certificate of incumbency executed by the Secretary of the Company (A) certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraphs (2) and (3) above and (B) further certifying that the Amended Charter at the time of the execution of this Agreement has been validly adopted and has not been amended or modified.
          (g) Purchaser Expenses. The Company shall have paid the expenses of Bain Capital and Battery Ventures, and the fees, expenses and disbursements of Ropes & Gray LLP, as counsel to Bain Capital and Battery Ventures, incurred in connection with the transactions contemplated hereby up to a maximum of $ ________.
          (h) Compliance Certificates. The Company shall have delivered to the Supplemental Purchasers a Compliance Certificate, executed by the President of the Company, dated as of the Supplemental Closing Date to the effect that the conditions specified in subsections (a) through (e) and (h) of this Section 5.1 have been satisfied
          (i) Material Adverse Change., Market Conditions. (i) The Company shall not have suffered any Material Adverse Effect with respect to its business, financial condition, results of operations, assets, liabilities or prospects (excluding any Material Adverse Effect that does not need to be disclosed in the Supplemental Disclosure Schedule); and (ii) there shall have been no material adverse change in general market conditions as determined in the reasonable discretion of Bain Capital and Battery Ventures.
          (j) Repurchase Agreement. The Supplemental Purchasers shall have determined to their satisfaction that the repurchase of shares of Series A Preferred Stock from Deikel, and the resignation of Deikel as an officer and director of the Company, as contemplated by the Repurchase Agreement shall be consummated as of or immediately after consummation of the transactions contemplated by this Agreement.
          (k) Purchaser. In the case of each Supplemental Purchaser, each other Supplemental Purchaser shall have delivered to the Company by wire transfer its respective Purchase Price pursuant to Section 2.2 hereunder (it being understood that if any Supplemental Purchaser does not so deliver its respective Purchase Price in anticipation of the Supplemental Closing, then each Supplemental Purchaser that has delivered its Purchase Price shall be entitled to an immediate return of such Purchase Price by wire transfer from the Company).
          5.2. Conditions of the Company’s Obligations. The obligations of the Company under Section 2 hereof are subject to the fulfillment prior to or on the Supplemental Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Company.
          (a) Covenants; Representations and Warranties. (i) Each of the Supplemental Purchasers at the Supplemental Closing Date shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Supplemental Closing Date and (ii) the representations and warranties of each of the Supplemental Purchasers at the Supplemental Closing Date contained in this Agreement shall be true and correct in all material respects at and as of the Supplemental Closing Date as if made at and as of the Supplemental Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
          5.3. Conditions of Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated hereunder are subject to the parties being reasonably satisfied as to the absence of (a) litigation challenging or seeking damages in connection with the transactions contemplated by this Supplement and (b) any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, prohibit or enjoin the transactions contemplated by this Supplement.
6. Miscellaneous. Except as supplemented and amended hereby, the Purchase Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the day and year first above written.

THE COMPANY FINGERHUT DIRECT MARKETING, INC.
By:	/s/ Brian Smith
	Name:	Brian Smith
	Title:	President, CEO

THE SUPPLEMENTAL PURCHASERS (cont’d) CIGPF I CORP. THE SUPPLEMENTAL PURCHASERS
/s/ Brian Smith
Brian Smith

PETTERS COMPANY, INC.
/s/ [ILLEGIBLE]
Name:
Title:

BATTERY VENTURES VI, L.P
By:	Battery Partners VI, LLC General Partner

/s/ Oliver D. Curme
Name: Oliver D. Curme
Title: Member Manager

BATTERY INVESTMENT PARTNERS VI, LLC
/s/ Oliver D. Curme
Name: Oliver D. Curme
Title: Member Manager

BAIN CAPITAL VENTURE FUND, L.P.
By:	Bain Capital Venture Partners, L.P. its general partner

By:	Bain Capital Investors, LLC its general partner

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Authorized Person

BCIP ASSOCIATES III, LLC
By:	BCIP Associates III, its manager

BCIP ASSOCIATES III-B, LLC
By:	BCIP Associates III-B, its manager

By:	Bain Capital Investors, LLC their Managing Partner

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Authorized Person

Brookside Capital Partners Fund, L.P.
By:	/s/ Dom Ferrante
	Name:	Dom Ferrante
Title:

RGIP, LLC
By:	/s/ [ILLEGIBLE]
Name:
	Title:	Managing Member

CIGPF I Corp.
By:	/s/ Ari Rosenberg
	Name:	Ari Rosenberg
	Title:	Vice President

Signature Page to Supplement No. 2

SUPPLEMENTAL SCHEDULE I

Supplemental Purchaser	Shares Purchased	Purchase Pr ice

Bain Capital Venture Fund, L.P.	13,825,405	$1,453,188..32
BCIP Associates III, LLC	2,463,123	$258,898..86
BCIP Associates III-B, LLC	171,752	$18,052.85
RGIP, LLC	166,265	$17,476..11
Brookside Capital Partners	16,626,544	$1,747,616..04
Fund, L.P.
Battery Ventures VI, L.P.	31,922,965	$3,355,42285
Battery Investment Partners VI,	1,330,124	$139,809.33
LLC
Petters Company, Inc.	56,274,458	$5,915,008..28
Brian Smith	613,903	64,52734
CIGPF I Corp.	2,663,876	$280,000..00
TOTAL	126,058,415	$13,249,999.98

Schedule 5.211

Mark has been abandoned.	Mark has been renewed.	Mark has been reserved.		6-mth. grace period filed.
Trademark / Servicemark		Serial No./	Reg. No./	Rolling	Current	Action Pending/	Notification
Name	Goods / Services	Filing Date	Reg. Date	History	Status	Date Due	Date
FEEL THE POWER	Class: 35,42, 100, 101, 102	74/522942	2146923	3/1/04 — Abandonded.	Abandoned	~~3/31/04, Affidavit of Use~~
		4/29/1994	3/31/1998
COUNTRY BEAR	Class: 7, 8, 9, 14, 20, 21	74/24728l	1847171	7/1/05 Filed 6-mth. [ILLEGIBLE]	Registered	7/26/04, Next Renewal	1/1/05
		2/14/1992	7/26/1994
INSTANT FIT	Class: 24,42,50	74/679114	2084514	~~7/28/04 Filed 6-mth.~~	Abandoned	~~7/29/03, Affidavit of Use~~
			7/29/1997	~~Ext. Final-DOU due 1/29/04.~~ 1/16/04 — Abandoned.
ACCOLADE	Audio amplifiers, microphones (Class 9)	75/225,624	2,186,721	8/23/04, Notified	Abandoned	9/1/04, Affidavit of Use
	Electric guitars, acoustical guitars, guitar bags, guitar cases, keyboards, keyboard stands, keyboard benches, keyboard carrying cases, guitar tuners, drum sets, music stands, violins, wind instruments (Class 15)	8/15/1997	9/1/1998	M&G to cancel.		~~9/1/08, Next Renewal~~
FASHION ELEMENTS	Class: 25	75/121616	2192586	8/30/04, Notified	Abandoned	9/29/04, Affidavit of Use	8/18/2004
		6/14/1996	9/29/1998	M&G to cancel.		~~9/29/08, Next Renewal~~
FINGERHUT	Class: 35; Mexico		502337 10/17/1994	10/12/04, Notified M&G to reserve.	Registered	10/17/04, Next Renewal	9/6/2004
		10/17/1994
FINGERHUT	Class: 7,9,12,14,16	72/465973	999881		Registered	12/17/04, Next Renewal	11/5/2004
		8/20/1973	12/17/1974
USA DIRECT	Class: 38	73/405158	1284622	7/1/04 — Filed 6-mth.	Registered	1/3/05, Late Renewal Date	1/1/2005
		12/8/1982	7/3/1984	grace period (1/05)
ACCOLADE AND DESIGN	Class: 9, 15	75/341841	2232979	9/20/04, Notified	Abandoned	3/16/05, Affidavit of Use	2/2/2005
		8/15/1997	3/16/1999	M&G to cancel.		~~3/16/09, Next Renewal~~
MIRACLE FIT	Class: 20, 24	75/152771	2247997		Registered	5/25/05, Affidavit of Use	4/13/2005
		8/19/1996	5/25/1999			5/25/09, Next Renewal

[1]	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present.

Mark has been abandoned.	Mark has been renewed.	Mark has been reserved.		6-mth grace period field
Trademark / Servicemark		Serial No./	Reg. No./	Rolling	Current	Action Pending/
Name	Goods / Services	Filing Date	Reg. Date	History	Status	Date Due	Notification Date
COLOR FOCUS	Class: 24	74/709674	2253887		Registered	6/15/05, Affidavit of Use	5/4/2005
		7/31/1995	6/15/1999			6/15/09, Next Renewal
BACKYARD LIVING	Class: 35	75/406940	2274991		Registered	8/31/05, Affidavit of Use	7/20/2005
		12/17/1997	8/31/1999			8/31/09, Next Renewal
SPORTS CENTRAL	Class: 35	75/457034	2279009	10/5/04, Notified	Abandoned	9/21/05, Affidavit of Use	8/10/2005
		3/25/1998	9/21/1999	M&G to cancel.		~~9/21/09~~, ~~Next-Renewal~~
QUALITY ASSURED & DESIGN	Class: 42	74/414587	1931994		Registered	10/31/05, Next Renewal	9/19/2005
		7/16/1993	10/31/1995
SUPER CHEF	Class: 11	74/376304	1933548		Registered	11/7/05, Next Renewal	9/26/2005
		4/5/1993	11/7/1995
LIFE MAX	Class: 9, 10	75/978794	2312598		Registered	1/25/06, Affidavit of Use	12/14/2005
		6/17/1999	1/25/2000			1/25/2010, Next Renewal
THE ACCENTS ON	Class: 35	75/541585	2315853		Registered	2/8/06, Affidavit of Use	12/26/2005
OUTERWEAR		8/24/1998	2/8/2000			2/8/2010, Next Renewal
TAKE TIME FOR KIDS	Class: 35	75/651672	2329075		Registered	3/14/06, Affidavit of Use	1/31/2006
		3/2/1999	3/14/2000			3/14/2010, Next Renewal
INSTANT FIT	Class: 20	75/251786	2333507		Registered	3/21/06, Affidavit of Use	2/7/2006
		3/4/1997	3/21/2000			3/21/2010, Next Renewal
BULL’S HEAD & CHEF’S	Class: 8	73/565985	1393812		Registered	5/20/06, Next Renewal	4/7/2006
HAT LOGO		10/31/1985	5/20/1986
FASHION JEWELRY BAZAAR	Class: 35	75/499505	2352633		Registered	5/23/06, Affidavit of Use	4/10/2006
		6/10/1998	5/23/2000			5/23/2010, Next Renewal
THE COOK’S BOOK	Class: 35	75/529059	2363151		Registered	6/27/06, Affidavit of Use	5/16/2006
		7/28/1998	6/27/2000			6/27/2010, Next Renewal
THE COOK’S BOOK	Class: 35	75/526973	2363143		Registered	6/27/06, Affidavit of Use	5/16/2006
(STYLIZED)		7/28/1998	6/27/2000			6/27/2010, Next Renewal
CORNER SHOP	Class: 42	73/571696	1401719		Registered	7/15/06, Next Renewal	6/2/2006
		12/5/1985	7/15/1986
GOLD KEY	Class: 35	75/719834	2368354		Registered	7/18/06, Affidavit of Use	6/6/2006
		6/3/1999	7/18/2000			7/18/2010, Next Renewal

Mark has been abandoned.	Mark has been renewed.	Mark has been reserved.		6-mth grace period field
Trademark / Servicemark		Serial No./	Reg. No./	Rolling	Current	Action Pending/
Name	Goods / Services	Filing Date	Reg. Date	History	Status	Date Due	Notification Date
HOLIDAY BIG BOOK	Class: 35	75/498298	2386204		Registered	9/12/06, Affidavit of Use	8/1/2006
		6/8/1998	9/12/2000			9/12/2010, Next Renewal
DIGITAL ZONE	Class: 35	75/638137	2398630	Abandonded		~~10/24/06, Affidavit of Use~~ 	9/12/2006
		2/10/1999	10/24/2000
LIFE MAX	Class: 11, 25	75/979831	2411462		Registered	12/5/06, Affidavit of Use	10/24/2006
		8/15/1997	12/5/2000			12/05/2010. Next Renewal
TREASURE CREEK	Class: 35	75/731771	2435895		Registered	3/13/07, Affidavit of Use	1/30/2007
		6/18/1999	3/13/2001			3/13/2011, Next Renewal
AL AND DESIGN	Class: 35	76/040531	2453125		Registered	5/22/07, Affidavit of Use	4/10/2007
		5/4/2000	5/22/2001			5/22/2011, Next Renewal
SPRING BIG BOOK	Class: 35	75/659741	2476310		Registered	8/7/07, Affidavit of Use	6/19/2007
		3/12/1999	8/7/2001			8/7/2011, Next Renewal
CHEF’S MARK	Class: 7, 11	75/980599	2489361		Registered	9/11/07, Affidavit of Use	7/24/2007
		8/15/1997	9/11/2001			9/11/2011, Next Renewal
LIFE MAX	Class: 28	74/709163	2099973		Registered	9/23/07, Next Renewal	8/13/2007
		7/31/1995	9/23/1997
CHEF’S MARK PREFERRED	Class: 7, 11	75/980739	2497159		Registered	10/9/07. Affidavit of Use	8/28/2007
QUALITY & DESIGN		8/15/1997	10/9/2001			10/9/2011, Next Renewal
SUITE LUXURIES	Class: 35	75/668055	2496775		Registered	10/9/07, Affidavit of Use	8/28/2007
		3/25/1999	10/9/2001			10/9/2011, Next Renewal
FINGERHUT HOME	Class: 35	76/010637	2523477		Registered	12/25/07, Affidavit of Use	11/13/2007
		3/27/2000	12/25/2001			12/25/2011, Next Renewal
ST. CROIX COLORS AND	Class: 7, 9, 11, 21, 24	75/981028	2530650		Registered	1/15/08, Affidavit of Use	12/4/2007
DESIGN		8/15/1997	1/15/2002			1/15/2012, Next Renewal
ST. CROIX COLORS AND	Class: 20	75/341622	2552910		Registered	3/26/08. Affidavit of Use	2/13/2008
DESIGN		8/15/1997	3/26/2002			3/26/2012, Next Renewal
ST. CROIX COLORS	Class: 7, 11, 21, 24, 27	75/981566	2579749		Registered	6/11/08, Affidavit of Use	4/30/2008
		8/15/1997	6/11/2002			6/11/2012, Next Renewal
SENSOMA	Class: 20, 24	75/397546	2601356		Registered	7/30/08, Affidavit of Use	6/18/2008
		12/1/2007	7/30/2002			7/30/2012, Next Renewal

Mark has been abandoned.	Mark has been renewed.	Mark has been reserved.		6-mth grace period field
Trademark / Servicemark		Serial No./	Reg. No./	Rolling	Current	Action Pending/
Name	Goods / Services	Filing Date	Reg. Date	History	Status	Date Due	Notification Date
CAREFREE LIVING	Class: 35	73/701228	1505333		Registered	9/20/08, Next Renewal	8/8/2008
		12/14/1997	9/20/1988
CHEF’S MARK	Class: 8, 21, 24	75/341842	2645988		Registered	11/5/08, Affidavit of Use	9/24/2008
		8/15/1997	11/5/2002			11/05/2012, Next Renewal
FALL BIG BOOK	Class: 35	76/239983	2655853		Registered	12/3/08, Affidavit of Use	10/22/2008
		4/12/2001	12/3/2002			12/3/2012, Next Renewal
CHEF’S MARK PREFERRED	Class: 8, 21, 24	75/341494	2659758		Registered	12/10/08, Affidavit of Use	10/29/2008
QUALITY & DESIGN		8/15/1997	12/10/2002			12/10/2012, Next Renewal

ST. CROIX COLORS	Class: 20	75/341826	2681467		Registered	1/28/09, Affidavit of Use	12/17/2008
		8/15/1997	1/28/2003			1/28/2013, Next Renewal
COUNTRY BEAR	Class: 7, 11, 24	76/172068	2782394		Registered	11/11/09, Affidavit of Use	9/30/2009
		11/28/2000	11/11/2003			11/11/2013, Next Renewal
GOOD DEALS, GREAT BUYS	Class: 35	75/699395	2503225		Registered	10/30/2011, Next Renewal	9/19/2011
		5/7/1999	10/30/2001
ROOMS FOR LIVING	Class: 42	74/138822	1693689		Registered	6/9/2012, Next Renewal	4/27/2012
		2/13/1991	6/9/1992
GATE ONE LUGGAGE (AND	Class: 18	74/147438	1722969		Registered	10/6/2012, Next Renewal	8/24/2012
DESIGN)		3/13/1991	10/6/1992

GATE ONE (AND DESIGN)	Class: 18	74/147437	1724645		Registered	10/13/2012, Next Renewal	8/31/2012
		3/13/1991	10/13/1992
FINGERHUT	Class: 35	72/428394	973080		Registered	11/13/2013, Next Renewal	10/2/2013
		6/26/1972	11/13/1973
HOME DEALS	Class: 35	75/838,383	N/A	Pending — Filed 4th	Registered	1/9/05, Next Renewal
		11/2/1999		Ext. on 8/6/04

Schedule 5.221
i’DM Agreements with Related Parties

COMPANY
FDM, FFI or
TITLE	FAC	NOTES / KEYWORDS
uBid.com	FFI	Letter of Intent dated 7/2/04

Fulfillment Services Agreement	FDM	Between FDM & Petters Group Worldwide, LLC; Schwans Project — Agreement in Final Stages — waiting for signature

[1]	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present.

Schedule 5.171
None.

[1]	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present.

Schedule 5.91
None.

[1]	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present.

Schedule 5.131
5.13(b)(3) See List of Material Contracts entered after February 2004 listed in Schedule 5.9.

[1]	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present..

Schedule 5.191
Pursuant to February 10, 2004 Engagement as Financial Advisor, upon the closing of this financing, Piper Jaffray is owed a one time fee of $250,000.

[1]	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present..

Schedule 5.1(a)
Capitalization Table after giving effect to the Amended and Restated Certificate of Incorporation and Closing.

Schedule 5.10’
Schedule 5.10 of the February 24, 2004 Stock Purchase Agreement is supplemented by including the rights granted to investors under the related documents to the February 24, 2004 Stock Purchase Agreement, including:
•	Investor Rights Agreement by and among FDM, Bain, Battery, PCI, FAC, psilon, CIGPF, Piper Jaffray and Cherry Tree, dated February 24, 2004;
•	Stockholders Agreement by FDM, PCI, FAC, RTB Holdings, Bain, Battery, Epsilon, CIGPF, Piper Jaffray, Cherry Tree and Deikel, dated February 24, 2004;
•	Management Rights Letter among FDM, Battery and Bain, dated February 24, 2004;
•	CIGPF Warrant to Subscribe for and Purchase Common Stock of FDM, dated February 24, 2004;
•	Second Amendment to Stafford Loan Agreement, dated February 24, 2004; Epsilon Warrant to Subscribe for and Purchase Common Stock of FDM, dated February 24, 2004;
•	Fingerhut Direct Marketing, Inc. 2003 Equity Incentive Plan ;
•	Letter Agreement with Piper Jaffray, dated February 10, 2004;
•	Letter Agreement with Cherry Tree, dated February 10, 2004;
•	Piper Jaffray Warrant to Subscribe for and Purchase Common Stock of FDIVI, dated February 18, 2004;
•	Cherry Tree Warrant to Subscribe for and Purchase Common Stock of FDM, dated February 18, 2004;
•	Financing Agreement with CIT Group/ Business Credit, Inc. dated April 9, 2003
Subordinated Loan Agreement among Stafford Towne, Ltd, Various Lenders and

[1]	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present..

Schedule 5.141
See Schedule 5.9

[1]	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present..

Schedule 5.151
Litigation:
1)	The Company has received notice of a claim for a house fire caused by a fan that was allegedly purchased from Fingerhut. No formal litigation has been initiated. Claimant has not provided details as to the extent (dollar amount) of the claimed damage. The claim has been turned over to our general liability insurance carrier for investigation. To date, claimant has not provided any proof of purchase or any information regarding the date of the purchase of the fan. Fingerhut Direct Marketing, Inc. does not have any record of any sale to the claimant or any purchase to the claimant’s address. Claimant does not show up in Fingerhut Direct Marketing, Inc.’s records as a customer.
2)	The Company is aware of potential litigation that may be brought in the future by Megan Kavanaugh in connection with the termination of her employment.

1	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present..

Schedule 5.261
5.26(7) In October 2004, the Company incurred and paid a Minnesota State tax debt in the amount of $150,000 that was not anticipated or included in the budget

[1]	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present..

Schedule 5.51
Consent is required for the redemption of stock by:
1)	CIT Group Business Credit, Inc. in accordance with Section 7.9 (f) of the Financing Agreement dated April 9, 2003. The Company has obtained CIT GroupBusiness Credit, Inc.’s written consent;
2)	Stafford Towne, Ltd (Epsilon) in accordance with Section 5.10(f) of the Subordinated Loan Agreement dated April 9, 2003. The Company has obtained Epsilon’s written consent.
Consent is also required for the conveyance of any interest in Company for the following:
1)	Building One Lease for property located at 11 McLeland Road, St. Cloud, MN dated November 26, 2003 by and between Fingerhut Direct Marketing, Inc. and FAC Acquisition, LLC. The Company has obtained Landlord’s (FAC Acquisition, LLC) written consent.
2)	Office Lease for property located at 4400 Baker Road, Minnetonka, MN dated May 1, 2003 by and between Fingerhut Direct Marketing, Inc. and FAC Acquisition, LLC. The Company has obtained Landlord’s (FAC Acquisition, LLC) written consent.
3)	Building Lease for property located at 6250 Ridgewood Road, St. Cloud, MN dated November 26, 2003 by and between Fingerhut Direct Marketing, Inc. and FAC Acquisitions, LLC. The Company has obtained Landlord’s (FAC Acquisition, LLC) written consent.

[1]	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present..

Schedule 5.8
The Company is past due on various inventory and expense payables. The aggregate amount of past due amounts as of October 29, 2004, was $865,860.95. The Company intends to satisfy its obligations following closing of this Agreement and other related transactions.

Schedule 5.41
Subsidiaries to the Company:
FDM AR-1, Inc. was dissolved on March 23, 2004
Fingerhut Fulfillment, Inc. remains as the only subsidiary to the Company.

[1]	Schedules attached to this Section are intended to supplement the disclosures made to the Stock Purchase Agreement dated February 24, 2004, and reflect only those additional disclosures herein required occurring from February 24, 2004 to the present..

	Current					Series A First Closing							Pro Forma Series A Second Closing & Redemption
Fingerhut Direct Marketing, Inc.			Fully				Add'	Additional		Fully				Add'I	Additional		Fully
Cap Table 10-27-04	Series A	Fully Diluted	Diluted Series A		Outstanding	Addtl Equity	Equity	Series A	Fully Diluted	Diluted	Pfd	Outstanding	Addtl Equity	Equity	Series A	Fully Diluted	Diluted	Pfd	Outstanding
Series A	Investment	Shares	%	%	%	Investment	%	Shares	Shares	%	%	%	Investment	%	Shares	Shares	%	%	%

Series A ITwo Closinos)
Bain/Battery Investors	$32,500,000	309,200,109	39.0%	51.8%	462%	$2,587,065	51.7%	24,612,926	333,813,035	39.7%	51.8%	46.6%	$6,990,464	52.8%	66,506,178	400,319,213	42.4%	53.6%	48.9%
Petters	$27,500,000	261,630,861	33.0%	43.8%	39.1%	$2,189,055	43.8%	20,826,322	282,457,183	33.6%	43.8%	39.4%	$5,915,008	44.6%	56,274,458	338,731,641	35.9%	45.3%	41.4%
Smith	$300,000	2,854,155	0.4%	0.5%	0.4%	$23,881	0.5%	227,196	3,081,351	0.4%	0.5%	0.4%	$64,527	0.5%	613,903	3,695,254	0.4%	0.5%	0.5%
Deikel	$2,500,000	23,784,624	3.0%	4.0%	3.6%	$	0.0%		23,784,624	2.8%	3.7%	3.3%	$	0.0%		—	0.0%	0.0%	0.0%

Subtotal	$62,800,000	597,469,749	75.4%	100.0%	89.3%	$4,800,000	96.0%	45,666,444	643,136,193	76.6%	99.7%	89.7%	$12,970,000	97.9%	123,394,539	742,746,108	78.7%	99.4%	90.7%
Citigroup (1)	$		0.0%	0.0%	0.0%	$200,000	4.0%	1,902,769	1,902,769	02%	0.3%	0.3%	$280,000	2.1%	2,663,876	4,566,645	0.5%	0.6%	0.6%

Series A Subtotal	$62,800,000	597,469,749	75.4%	100.0%	89.3%	$5,000,000	100.0%	47,569,213	645,038,962	76.8%	100.0%	90.0%	$13,250,000	100.0%	126,058,415	747,312,753	79.2%	100.0%	91.2%

Common Shares
Petters		32,758,621	4.1%		4.9%				32,758,621	3.9%		4.6%				32,758,621	3.5%		4.0%
FAC/Deikel (2)		28,850,862	3.6%		4.3%				28,850,862	3.4%		4.0%				28,850,862	3.1%		3.5%
RTB (3)		1,321,552	02%		02%				1,321,552	0.2%		0.2%				1,321,552	0.1%		0.2%

Outstanding Common		62,931,035	7.9%		9.4%				62,931,035	7.5%		8.8%				62,931,035	6.7%		7.7%
Existing Deikel Option		3,983,333	0.5%						3,983,333	0.5%						3,983,333	0.4%
New Deikel Option		16,103,658	2.0%						16,103,658	1.9%						16,103,658	1.7%

Subtotal		20,086,991	2.5%						20,086,991	2.4%						20,086,991	2.1%
Management Option Pool (4)		63,378,157	8.0%		1.3%				63,378,157	7.5%		12%				63,378,157	6.7%		1.1%
CifiGroup Warrant		31,689,078	4.0%						31,689,078	3.8%						31,689,078	3.4%
Additional CitiGroup Warrant			0.0%							0.0%						1,427,076	0.2%
Epsilon Warrant		4,779,640	0.6%						4,779,640	0.6%						4,779,640	0.5%
CherryTree Warrant		7,135,387	0.9%						7,135,387	0.8%						7,135,387	0.8%
Piper Warrant		4,756,925	0.6%						4,756,925	0.6%						4,756,925	0.5%

Subtotal		48,361,030	6.1%						48,361,030	5.8%						49,788,106	5.3%

Common Subtotal		194,757,213	24.6%		10.7%				194,757,213	23.2%		10.0%				196,184,289	20.8%		8.8%
	Per Share					Per Share							Per Share

Total	$0.105110.1	792,226,962	100.0%		100.0%	$0.105110I			839,796,175	100.0%		100.0%	$0.105110 I			943,497,042	100.0%		100.0%

Total Bain/Battery Ownership			39.0%		462%					39.7%		46.6%					42.4%		48.9%
Total Petters Ownership			38.6%		45.7%					38.9%		45.6%					40.6%		46.8%
Total Deikel Ownership			7.8%		62%					7.3%		5.8%					4.0%		2.2%
Total Citigroup Ownership			4.0%		0.0%					4.0%		0.3%					4.0%		0.6%

(1)	Actually held by CIGPF I Corp.

(2)	Of FAC’s common ownership, 11,178,448 is allocable to Petters and 17,672,414 is allocable to Deikel; Deikel’s common share to be transferred to family member.

(3)	Of RTB’s ownership, 226,000 is allocable to Petters

(4)	Subject to confirmation, approximately 8.7 million restricted shares have been issued under the 2003 Equity Incentive Plan.

Attachment A
to
Schedule 5.9
Of the Stock Purchase Agreement
1.	Office Lease, 4400 Baker Road, Minnetonka, MN, as disclosed in Schedule 5.5 (3);

2.	Building Lease, (Building No. 1) 11 McLeland Road, St. Cloud, as disclosed in Schedule 5.5 (5);

3.	Building Lease, (St. Cloud West Campus) 6250 Ridgewood Road, St. Cloud, MN, as disclosed in Schedule 5.5 (4);

4.	Lease, (Photo Studio) 14005 13th Avenue North, Plymouth, MN, by and between The Trustees Under the Will and of The Estate of James Campbell, Deceased and Fingerhut Direct Marketing, Inc., dated November 14, 2003;

5.	Office Lease, 1250 Industrial Park Road, Eveleth Industrial Park, Eveleth, MN, by and between Jon D. and Donna Tini and Fingerhut Direct Marketing, dated August 15, 2003;

6.	Equipment Lease Agreement (St Cloud Equipment) , by and between FAC Acquisition, LLC and Fingerhut Direct Marketing, Inc., dated November 1, 2002;

7.	Rental Agreement (Photo Studio Equipment), by and between FAC Acquisition, LLC and Fingerhut Direct Marketing, Inc., dated December 1, 2002.

8.	Financing Agreement, by and between CIT Group/Business Credit, Inc, Certain Financial Institutions and Fingerhut Direct Marketing, Inc. dated April 9, 2003 and all Amendments (1-5) thereto;

9.	All Loan Documents (as defined in the Financing Agreement) to the Financing Agreement dated April 9, 2003;

10.	The Assignment and Transfer Agreement (Textron), by and between CIT Group/Business Credit, Inc., Textron Financial Corporation and Fingerhut Direct Marketing, Inc. dated September 9, 2003;

11.	Subordinated Loan Agreement, by and Between Stafford Towne, Ltd and Bennington International Holdings, Ltd. and Westford Special Situations Fun, Ltd. and Fingerhut Direct Marketing, dated April 9, 2003;

12.	All Loan Documents (as defined in the Subordinated Loan Agreement) to the

Subordinated Loan Agreement dated April 9, 2003;
13.	NonQualified Stock Option Agreement Fingerhut Direct Marketing, Inc. 2003 Equity Incentive Plan, as disclosed in Schedule 5.1(a) (1);

14.	NonQualified Stock Option Agreement Fingerhut Direct Marketing, Inc. 2003 Equity Incentive Plan (Executive Team), as disclosed in Schedule 5.1(a) Attachment B;

15.	Incentive Stock Option Agreement Fingerhut Direct Marketing, Inc. 2003 Equity Incentive Plan, as disclosed in Schedule 5.1(a) Attachment CB; ted April 9, 2003, by and between Fingerhut Direct Marketing, Inc. and the following Fingerhut Direct Marketing, Inc. employees:

16.	2004 Supplemental Short Term Incentive Plan Fingerhut Direct Marketing, Inc., by and between Fingerhut Direct Marketing, Inc. and Megan Kavanaugh, dated May 7, 2003;

17.	2004 Supplemental Short Term Incentive Plan Fingerhut Direct Marketing, Inc., by and between Fingerhut Direct Marketing, Inc. Don Lynch, dated May 5, 2003;

18.	Shared Resources Agreement , by and between Petters Group Worldwide, LLC and Fingerhut Direct Marketing, Inc. January 1, 2003;

19.	Trademark Sale and Assignment Agreement (Master Craft), by and between Fingerhut Direct Marketing, Inc. and Petters Group Worldwide, LLC, dated November 1, 2003;

20.	Licensing Agreement (Master Craft), by and between Fingerhut Direct Marketing, Inc. and Petters Group Worldwide, LLC, dated November 1, 2003;

21.	List Exchange/Rental Agreement (Figis), by and between Figs, Inc. and Fingerhut Direct Marketing, Inc., dated May 1, 2003;

22.	Consumer Merchandise Continuity Program Agreement (Holsted), by and between Holsted Marketing, Inc. and Fingerhut Direct Marketing, Inc., dated June 24, 2003;

23.	Release of Liability, by and between Holsted Marketing, Inc. and Fingerhut Direct Marketing, Inc., dated April 7, 2003;

24.	Account Servicing Agreement (NCO), by and between Fingerhut Direct Marketing, Inc. and NCO Financial Systems, Inc., dated August 1, 2003;

25.	Letter agreement (Innovative Processing, Inc.), by and between Fingerhut Direct Marketing, Inc. and Innovative Processing, Inc., dated August 12, 2003;

26.	Telecheck Checks by Phone Service Agreement (Verification Program), by and between Fingerhut Direct Marketing, Inc. and TeleCheck Services, Inc., January 31, 2003;

27.	Clear Commerce Transactions Processing Services Agreement, by and between Fingerhut Direct Marketing, Inc. and ClearCommerce Corporation, dated June 4, 2003;

28.	Outsourcing Services Agreement (TRIAdvantage), by and between TRIAdvantage Credit Services, Inc. and Fingerhut Direct Marketing, Inc., dated January 7, 2003;

29.	Software License Agreement (CoreCard), by and between Fingerhut Direct Marketing, Inc. and CoreCard Software, Inc., dated June 12, 2003;

30.	Agreement Between Equifax Information Services LLC and Fingerhut Direct Marketing, Inc., dated November 6, 2002;

31.	First Amendment To the Agreement by and Among Fingerhut Direct Marketing, Inc.. and Equifax Information Services, LLC, dated December 31, 2002;

32.	Second Amendment to the Agreement by and Among Fingerhut Direct Marketing, Inc. and Equifax Information Services, LLC, dated February 28, 2003;

33.	Equifax Information Services LLC Agreement for Service, by and between Fingerhut Direct Marketing, Inc. and Equifax Information Services, LLC, dated April 1, 2003;

34.	Letter Agreement Data Processing Agreement , by and between Fingerhut Direct Marketing, Inc. and Equifax Information Services, LLC, dated April 4, 2003;

35.	Exhibit C Project Addendum 2 to Letter Agreement for Data Processing Services Between Equifax Information Services LLC (“Equifax”) and Fingerhut, Inc. (“Fingerhut”), by and between Fingerhut Direct Marketing, Inc. and Equifax Information Services, LLC, dated May 27, 2003;

36.	Addendum to Master Servcies Agreement for Service Accurint Services Terms and Conditions, by and between Equifax Information Services, LLC and Fingerhut Direct Marketing, Inc., dated June 30, 2003;

37.	Referral Agreement, by and between Equifax Consumer Services, Inc. and Fingerhut Direct Marketing, Inc., dated July 15, 2003;

38.	Amendment (Pricing Amendment — Equifax), by and between Equifax Information Services LLC and Fingerhut Direct Marketing, Inc., dated October 2, 2003;

39.	Remittance Processing Services Agreement (REMITCO), by and between Remitco LLC and Fingerhut Direct Marketing, Inc., effective March 1, 2003;

40.	Avaya Assignment Agreement, by and between Fingerhut Direct Marketing, Inc. and Avaya, Inc. dated May 13, 2003;

41.	Avaya Channel Service Agreement, by and between Avaya, Inc. and Fingerhut Direct Marketing, Inc., dated June 20, 2003;

42.	Amendment to Channel Service Agreement, by and between Fingerhut Direct Marketing, Inc. and Avaya, Inc., dated August 8, 2003;

43.	Letter of Intent Fingerhut Inbound Sales & Customer Service (VCustomer, LOT expired, agreement being negotiated), by and between Fingerhut Direct Marketing, Inc. and VCustomer Corporation, dated February 4, 2003;
(CIT Bank Agreements 44-50)
44.	Pledge of Collateral, by Fingerhut Direct Marketing, dated October 1, 2003;

45.	Assignment Agreement, by CIT Group/Business Credit, Inc., Fingerhut Direct Marketing, Inc., CIT Bank, and Fingerhut Fulfillment, Inc. dated October 1, 2003;

46.	Side Letter Agreement, dated October 1, 2003, by and between CIT Group/Business Credit, Inc., Fingerhut Direct Marketing, Inc., CIT Bank, and Fingerhut Fulfillment, Inc.;

47.	CIT Bank and Fingerhut Direct Marketing, Inc. Revolving Loan Product Program by and between CIT Bank and Fingerhut Direct Marketing, dated July 22, 2003;

48.	First Amendment to Receivables Sale Agreement, by and between CIT Bank, Fingerhut Direct Marketing, Inc., dated November 24, 2003;

49.	CIT Bank and Fingerhut Direct Marketing, Inc. Receivable Sales Agreement, by and between CIT Bank and Fingerhut Direct Marketing, dated July 22, 2003;

50.	Amended and Restated Revolving Loan Product Program Agreement, by and between CIT Bank, Fingerhut Direct Marketing, Inc. and FDM AR-1, Inc., dated November 24, 2003;

51.	List Management Agreement, by and between Adrea Rubin Management, Inc. and Fingerhut Direct Marketing, Inc., dated July 1, 2003;

52.	Letter Agreement, by and between Singer Direct, Inc. and Fingerhut Direct Marketing, Inc., dated August 6, 2003;

53.	Dealer Agreement, by and between Warranty Corporation of America, Inc. (WaCA) and Fingerhut Direct Marketing, Inc., dated November 6, 2003;

54.	Sony Electronics Inc. Diversified Markets Direct Mail Sales Agreement, by and between Sony Electronics, Inc. and Fingerhut Direct Marketing, Inc., dated December 1, 2002;

55.	Sony Electronics Inc. Diversified Markets Direct Mail Sales Agreement Direct Mail Sales Agreement Amendment, by and between Sony Electronics, Inc. and Fingerhut Direct Marketing, Inc., dated April 1, 2003;

56.	JVC Company of America Dealer Agreement, by and between JVC Company of America and Fingerhut Direct Marketing, Inc., dated April 1, 2003;

57.	Toshiba America Consumer Products, Inc. Authorized Dealer Agreement for Special Market; Accounts, by and between Toshiba America Consumer Products, Inc. and Fingerhut Direct Marketing, Inc., dated March 3, 2003;

58.	Dealer Agreement, by and between Sharp Electronics Corporation and Fingerhut Direct Marketing, Inc, dated February 12, 2003;

59.	Agreement (Prako), by and between Prako, Inc. and Fingerhut Direct Marketing, Inc., effective March 1, 2003;

60.	DS Retail Technologies, Inc. Services Agreement for Online Publishing by and between DS Retail Technologies, Inc. and Fingerhut Direct Marketing, Inc., dated July 22, 2003;

61.	Retainer/Project Agreement for Photographic Serivces (GEM), by and between GEM Group, Inc. and Fingerhut Direct Marketing, Inc., effective January 1, 2003;

62.	Retainer/Project Agreement for Creative Services (GEM), by and between GEM Group, Inc. and Fingerhut Direct Marketing, Inc., effective January 1, 2003;

63.	Letter Agreement (Unisourse- 2004 Proposal, Revision 1 and attached Mail Plan), by and between Fingerhut Direct Marketing, Inc. and Unisource, dated December 12, 2003;

64.	Marketforce Services Agreement (Coremetrics), by and between Fingerhut Direct Marketing, Inc. and Coremetrics, Inc., dated June 30, 2003;

65.	Master Services Agreement (Wipro), by and between Wipro Spectramind Services Private Ltd. and Fingerhut Direct Marketing, Inc., effective August 5, 2003;
(Microsoft Business Solutions Software Solutions 66-70):
66.	Software Solution Purchase Agreement; by and between Great Plains Software O.C., Inc. and Petters Company, Inc., dated October 25, 2002;

67.	License Agreement, by and between Great Plains Software O.C., Inc. and Petters Company, Inc., dated October 25, 2002;

68.	Addendum to License Agreement, by and between Great Plains Software O.C., Inc. and Petters Company, Inc., dated October 25, 2002;

69.	Microsoft Services Agreement, by and between Fingerhut Direct Marketing, Inc. and Microsoft, dated July 1, 2002;

70.	Microsoft Premier Support Services Description, by and between Fingerhut Direct Marketing, Inc. and Microsoft, dated July 1, 2002;
(Premier Financial Solutions 71-72)
71.	Acceptance Certificate by and between Fingerhut Direct Marketing, Inc. and Premier Financial Corporation, dated August 1, 2003;

72.	Master Lease and Schedules No. 1 and No. 2 and Attachments, by and between Fignerhut Direct Marketing, Inc. and Premier Financial Corporation, dated June 30, 2003;

73.	Group 1 Software Master License Agreement (9/02); by and between Group 1 Software, Inc. and Fingerhut Direct Marketing, Inc., dated July 30, 2003;

74.	FedEx Custom Pricing Program Agreement (Agreement No. 108503), by and between FedEx Express and Fingerhut Direct Marketing, Inc., dated August 26, 2003;

75.	Master Service Agreement, by and between Vestcom St. Louis, Inc. and Fingerhut Direct Marketing, Inc., dated March 1, 2003;

76.	Agreement between Fingerhut Direct Marketing, Inc. and Cheetahmail, Inc., by and

between Fingerhut Direct Marketing, Inc. and Cheetahmail, Inc, dated December 31, 2003;

77.	Agency Collection Services Agreement, by and between Fingerhut Direct Marketing, Inc. and Alliance One Receivables Management, Inc., dated January 15, 2004;

78.	Agency Collection Services Agreement, by and between Fingerhut Direct Marketing, Inc. and J.C. Christensen and Associates, Inc., dated January 22, 2004;

79.	Postfuture Master Services Agreement, by and between Postfuture, Inc. and Fingerhut Direct Marketing, Inc., dated February 3, 2003;

80.	Fair Isaac Master License and Service Agreement, by and between Fair Isaac Corporation and Fingerhut Direct Marketing, Inc., dated April 21, 2003;

81.	Indemnity Agreement, by and between Federated Department Stores, Inc. and Fingerhut Direct Marketing, Inc., dated May 21, 2003;

82.	Release of Liability, by and between Hoisted Marketing, Inc. and Fingerhut Direct Marketing, Inc., dated April 7, 2003;

83.	General Indemnity Agreement, by and between Hartford Fire Insurance Company and Fingerhut Direct Marketing, Inc., dated January 29, 2003;

84.	Agreement Regarding Customer List, by and between FAC Acquisition, LLC, Fingerhut Direct Marketing, Inc. and CompuCredit Corporation, dated October 25, 2003;

85.	Amendment to Agreement Regarding Customer List, by and between FAC Acquisition, LLC, Fingerhut Direct Marketing, Inc. and CompuCredit Corporation, dated May 8, 2003;

86.	Servicing Agreement, by and between Fingerhut Direct Marketing, Inc. and FDM-AR-1, Inc. and Acorn Capital Group, LLC, dated November 24, 2003.

87.	Trademark Sale and Assignment Agreement (Master Craft) , by and between Fingerhut Direct Marketing, Inc. and Petters Group Worldwide, LLC, dated November 1, 2003;

88.	Licensing Agreement (Master Craft), by and between Fingerhut Direct Marketing, Inc. and Petters Group Worldwide, LLC, dated November 1, 2003;

89.	Trademark Agreement (St. Croix Colors), by and between Fingerhut Direct Marketing, Inc. and St. Croix Park Falls, Ltd., dated December 8, 2003;

90.	Cherry Tree / Fingerhut Engagement Letter, as disclosed in Schedule 5.1(b)(i) (4)(a);

91.	Engagement as Financial Advisor, as disclosed in Schedule 5.1(b)(1)(4)(b);

92.	Amendment to Engagement Agreement Dated September 19, 2003, as disclosed in Schedule 5.1(b)(1)(4)(c);

93.	Engagement as Financial Advisor, as disclosed in Schedule 5.1(b)(1)(4)(d);

94.	Consulting Agreement (with Attachment No. 1, Non-Disclosure Agreement), by and between Fingerhut Direct Marketing, Inc. and Jackie Wells, dated September 9, 2003;

95.	Consulting Agreement (with Attachment No. 1, Non-Disclosure Agreement), by and between Fingerhut Direct Marketing, Inc. and David Adams, dated September 17, 2003;

96.	Insurance Policies, by and between Fingerhut Direct Marketing, Inc. and General Casualty Insurance Company:
(a)	Comprehensive General Liability Insurance, effective date October 1, 2003;
(b)	Commercial Umbrella Policy, effective date October 1, 2003;
(c)	Commercial Automobile Policy, effective date October 1, 2003; (a) Business Personal Property, effective date October 1, 2003;
(e)	Contractor’s Equipment, effective date October 1, 2003;
(f)	Comprehensive Transit Policy, effective date October 1, 2003;
(g)	Employee Benefit Liability Coverage, effective date October 1, 2003;
(h)	Workers Compensation, effective date October 1, 2003;
(i)	Employers Liability, effective date October 1, 2003;
(j)	Directors and Officers Liability Policy, effective date December 23, 2003
(Sweepstakes Giveaway Bonds 97-106)

97.	Florida Game Surety Bond, Hartford Insurance Company, for 2003-2004 Fingerhut Sweepstakes, Bond#41BSBCB7580, effective April 4, 2003; State of New York — Department of State Games of Chance Surety Bond, for 2003-2004 Fingerhut Sweepstakes; Bond No.#41BSBCB8782,_ dated February 27, 2003;

98.	Florida Game Surety Bond, Hartford Insurance Company for 2003-2004 Fingerhut Sweepstakes, Bond#41BSBCB7564, effective April 4, 2003;

99.	State of New York — Department of State Games of Chance Surety Bond for 2003-2004 Fingerhut Sweepstakes, Bond #41BSBCB7510, dated February 27, 2003;

100.	Florida Game Surety Bond, for 2003-2004 Fingerhut Sweepstakes, bond #41BSBCB7549, effective April 4, 2003;
101.	State of New York — Department of State Games of Chance Surety Bond, for 2003-2004 Sweepstakes, Bond # 41BSBCB8338, dated February 27, 2003;

102.	Florida Game Surety Bond, for 2003-2004 Fingerhut Sweepstakes, Bond # 41BSBCB8344, effective April 4, 2003;

103.	State of New York — Department of State Games of Chance Surety Bond#41BSBCB7436, dated February 27, 2003;

104.	Florida Game Surety Bond, for 2003-2004 Fingerhut Sweepstakes, Bond#41BSBCB7538, effective April 4, 2003;

105.	State of New York — Department of State Games of Chance Surety Bond, Bond # 41BSBCB7393, dated February 27, 2003;
FFI, Inc.
102.	HighJump Service Agreement, by and between HighJump Software, Inc. and Petters Company, Inc., dated September 5, 2002;

103.	Addendum to Schedule A of HighJump Software End User Agreement and Software License Agreement, by and between Highjump Software and Fingerhut Fulfillment, Inc., dated April 14, 2003;

104.	Consolidation and Distribution Services Agreement Between RR Donnelley Logistics and Fingerhut Fulfillment, Inc., by and between RR Donnelley Logistics and Fingerhut Fulfillment, Inc., dated January 21, 2003;

105.	Collective Bargaining Agreement Between Fingerhut Fulfillment, Inc. Located in St. Cloud in the State of Minnesota and The Midwest Regional

Joint Board Union of Needletrades, Industrial and Textile Employees, dated 9-30-03; and related agreements:
(a)	Memorandum of Understanding, by and between Fingerhut Fulfillment, Inc. and Union Of Needletrades, Industrial and Textile Employees;
(b)	Contract Language for Participation in National Plan of Unite Textile Workers Pension Fund, by and between Fingerhut Fulfillment, Inc. and Unite, dated 9-30-03;
(c)	Supplemental Agreement (to the Collective Bargaining Agreement), by and between Fingerhut Fulfillment, Inc. and Midwest Regional Joint Board of the Union of Needletrades, Industrial and Textile Employees, dated October 22, 2003;
(d)	March 24, 2003 Letter Agreement, by and between Fingerhut Direct Marketing, Inc., UNITE Textile Pension Fund and Union of Needletrades, Industrial and Textile Employees, dated 4-23-03.;
105.	UNITE Local 978 Grievance Form, by and between Local 978 Pickers and Fingerhut Fulfillment, Inc., dated November 11, 2003 and Resolution. ;
FDM AR-I, Inc.
106.	Financing Agreement between FDM AR-1, Inc. and Acorn Capital Group, effective November 24, 2003;

107.	All ancillary Loan Documents (as defined in the Financing Agreement of November 24, 2003);

108.	Letter Agreement, by and between Acorn Capital Group and Fingerhut Direct Marketing, Inc., dated January 12, 2004

109.	Lease Schedule Number 1 (Attached Equipment Lease Agreement dated November 1, 2002), by and between FAC Acquisition, LLC and Fingerhut Direct Marketing, dated February , 2004;

110.	Lease Schedule Number 2 (Attached Equipment Lease Agreement dated November 1, 2002), by and between FAC Acquisition, LLC and Fingerhut Direct Marketing, dated February , 2004;-Rental Agreement (Photo Studio Equipment), by and between FAC Acquisition, LLC and Fingerhut Direct Marketing, Inc., dated December 1, 2002.

111.	Change of Control Consent for Office Lease dated May 1, 2003 by and between FAC Acquisition, LLC and Fingerhut Direct Marketing, Inc. , by FAC
Acquisitions LLC in favor of Fingerhut Direct Marketing, Inc., dated February 10, 2004;
112.	Change of Control Consent for Building No. 1 Lease dated November 26, 2003 by and between FAC Acquisition, LLC and Fingerhut Direct Marketing, Inc. , by FAC Acquisitions LLC in favor of Fingerhut Direct Marketing, Inc., dated February 10, 2004;

113.	Change of Control Consent Building Lease for St. Cloud West Campus Facility dated November 26, 2003 by and between FAC Acquisition, LLC and Fingerhut Direct Marketing, Inc. , by FAC
Acquisitions LLC in favor of Fingerhut Direct Marketing, Inc., dated February 10, 2004;
114.	Letter Engagement as Financial Advisor Agreement(Piper Jaffray), by and between Pipar Jaffray and Fingerhut Direct Marketing, Inc. and Thomas J. Petters, dated February 10, 2004;

115.	Engagement as Financial Advisor Agreement (Piper Jaffray), by and between Pipar Jaffray and Fingerhut Direct Marketing, Inc. and Thomas J. Petters, dated February 10, 2004;

116.	Letter Engagement as Financial Advisor Agreement (Cherry Tree), by and between Cherry Tree Securities, LLC and Fingerhut Direct Marketing, Inc., dated February 10, 2004.
Contracts under negotiations:
1.	Fulfillment Services Agreement, by and between Petters Company, Inc. and Fingerhut Fulfillment, Inc.;

2.	Fulfillment Services Agreement, by and between ubid.com and Fingerhut Fulfillment, Inc.;

4.	Fulfillment Services Agreement, by and between Petters Group Worldwide, LLC; Agreement of Lease for Storage Space, by and between Fingerhut Fulfillment, Inc. and Thermo King;

5.	Transportation Agreement, by and between CH Robinson Worldwide, Inc. and Fingerhut Fulfillment, Inc.;

6.	Letter of Intent, by and between Visionary Systems, Inc. and Fingerhut Direct Marketing, Inc.;

7.	Letter of Intent, by and between GEM Group and Fingerhut Direct Marketing, Inc.